Exhibit 99.1

CORMEDIX INC. REPORTS fourth QUARTER and full year 2024 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

‒ Q4 2024 Net Revenue of $31.2mm; 2024 Net Revenue of $43.5mm ‒

‒ Q4 Net Income of $13.5mm and Adjusted EBITDA of $15.3mm ‒

 ‒ Conference Call Scheduled for Today at 8:30 a.m. Eastern Time ‒

Berkeley Heights, NJ – March 25, 2025 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announced financial results for the fourth quarter and full year ended December 31, 2024 and provided an update on its business.

Recent Corporate Highlights:

•	CorMedix today reports its second full quarter of DefenCath sales since commencing outpatient launch in July 2024 and first partial year of DefenCath sales. The Company reported net sales of $31.2 million for the fourth quarter and $43.5 million for full year 2024, largely driven by successful implementation by its outpatient dialysis customers.
•	The Company’s fourth quarter of 2024 was the first profitable commercial quarter in CorMedix history, with net income of $13.5 million and adjusted EBITDA of $15.3 million.
•	The Company previously announced a partnership with Syneos Health to build a dedicated inpatient sales team. The staffing of this team is nearly complete and the Company expects the team to initiate activity in the early part of the second quarter. CorMedix has started to see increased DefenCath utilization at a number of larger hospitals and anticipates further inpatient growth throughout 2025 as the new field team commences activity.
•	CorMedix previously announced a partnership with WSI to provide marketing and promotional support for DefenCath to VA facilities and this team has commenced activities in the first quarter.
•	CorMedix began identifying investigator sites for its Phase 3 study of DefenCath in patients receiving Total Parenteral Nutrition, or TPN, and expects patient enrollment to commence in the second quarter of 2025. In addition, the Company recently submitted an application for Orphan Drug Status for this indication to the FDA.

•	CorMedix is announcing preliminary net revenue guidance for first half of 2025 of $50 – $60 million, based on the run rate of current purchasing customers, with more than $33 million expected in first quarter. In addition, the Company reiterates its previously announced cash operating expense guidance for 2025 of $72 – $78 million.
•	Cash and short-term investments, excluding restricted cash, at December 31, 2024 amounted to $51.7 million. The Company currently anticipates ending first quarter of 2025 with more than $75 million in cash and short-term investments.

Joe Todisco, CorMedix CEO, commented, “I am proud of the Company’s recent progress as we execute on our launch objectives and increase patient access to DefenCath across settings of care. We have seen continued growth from existing customers throughout the first quarter and we are focused on growing our patient base in 2025 with both existing and new accounts.”

4th Quarter and Full Year 2024 Financial Highlights

For the fourth quarter of 2024, CorMedix recorded $31.2 million in net revenue from sales of DefenCath, and recorded net income of $13.5 million, or $0.22 per share, compared with a net loss of $14.8 million, or $0.26 per share, in the fourth quarter of 2023. The net income was driven primarily by the launch of DefenCath and net sales in the period.

Operating expenses in the fourth quarter 2024 were $17.1 million, compared with $15.7 million in the fourth quarter of 2023, an increase of approximately 9%.  The increase was driven primarily by higher general and administrative (G&A) expenses, which increased approximately 36% and to a lesser extent by an increase in selling and marketing (S&M), which increased approximately 1%. These increases were partially offset by a decrease in research and development (R&D) expenses of approximately 26%. The increases in S&M and G&A were primarily driven by new personnel hired in late 2023 or throughout 2024, inclusive of our sales force and support for the commercial launch of DefenCath during 2024. Additionally, as a result of the transition to commercial operations, certain medical affairs, other personnel and consulting expenses previously classified in R&D are included in G&A expense in 2024.

For the year ended December 31, 2024, CorMedix recorded $43.5 million in net revenue from sales of DefenCath, and recorded a net loss of $17.9 million, or $0.30 per share, compared with a net loss during the year ended December 31, 2023 of $46.3 million, or $0.91 per share. The decrease in net loss was driven primarily by DefenCath net revenue, offset by an increase in operating expenses, primarily due to increased commercial activities for DefenCath.

Operating expenses during the year ended December 31, 2024 amounted to $62.6 million compared with $49.0 million during 2023, an increase of $13.6 million, or 28%. The increase was primarily due to costs related to marketing and commercial activities in support of the launch of DefenCath, partially offset by a decrease in R&D expenses, attributable to the marketing approval of DefenCath.

Total cash on hand, cash equivalents and short-term investments as of December 31, 2024 amounted to $51.7 million, excluding restricted cash of $0.1 million. The Company believes that it has sufficient resources to fund operations for at least twelve months from the filing of its Annual Report on Form 10-K.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, March 25, 2025, at 8:30AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Tuesday, March 25th @ 8:30am EDT

Domestic:	1-844-481-2557
International:	1-412-317-0561
Conference ID:	10197392
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath® (taurolidine and heparin) which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix is commencing clinical studies in adult Total Parenteral Nutrition (TPN) patients and pediatric hemodialysis (HD) patient populations in 2025 and also intends to develop DefenCath as a catheter lock solution for use in other therapeutic areas. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, which are intended as supplemental measures of the Company’s performance that are not required by or presented in accordance with GAAP. Management uses these non-GAAP measures internally to evaluate and manage the Company’s operations and to better understand its business because they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results calculated under GAAP. These non-GAAP measures also isolate the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company believes that these non-GAAP measures also provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and operating results and facilitate an evaluation of the financial performance of the Company and its operations on a consistent basis. Providing this information therefore allows investors to make independent assessments of the Company’s financial performance, results of operations and trends while viewing the information through the eyes of management.

These non-GAAP measures are subject to limitations. The non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies because other companies may not calculate one or more in the same manner. Additionally, the non-GAAP performance measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements; do not reflect changes in, or cash requirements for, working capital needs. Further, our historical adjusted results are not intended to project our adjusted results of operations or financial position for any future period. To compensate for these limitations, management presents and considers these non-GAAP measures in conjunction with the Company’s GAAP results; no non-GAAP measure should be considered in isolation from or as alternatives to any measure determined in accordance with GAAP. Readers should review the reconciliations included below, and should not rely on any single financial measure to evaluate the Company’s business.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
Revenue
Revenue, net	$31,209,936	$-	$43,472,170	$-
Cost of revenues	(1,175,559)	-	(3,190,534)	-
Gross profit	30,034,377	-	40,281,636	-
Operating Expenses
Research and development	(1,726,719)	(2,288,889)	(3,942,270)	(13,155,125)
Selling and marketing	(8,263,644)	(8,159,662)	(28,736,605)	(18,115,313)
General and administrative	(7,108,006)	(5,220,192)	(29,959,150)	(17,687,350)
Total operating expenses	(17,098,369)	(15,668,743)	(62,638,025)	(48,957,788)
Income (Loss) from Operations	12,936,008	(15,668,743)	(22,356,389)	(48,957,788)
Other Income (Expense)
Total other income	528,396	914,713	3,031,599	2,618,561
Net Income (Loss) Before Income Taxes	13,464,404	(14,754,030)	(19,324,790)	(46,339,227)
Tax benefit	-	-	1,394,770	-
Net Income (Loss)	13,464,404	(14,754,030)	(17,930,020)	(46,339,227)
Other Comprehensive Income (Loss)
Total other comprehensive income (loss)	1,526	9,710	(3,462)	11,365
Other Comprehensive Income (Loss)	$13,465,930	$(14,744,320)	$(17,933,482)	$(46,327,862)
Net Income (Loss) Per Common Share – Basic	$0.22	$(0.26)	$(0.30)	$(0.91)
Weighted Average Common Shares Outstanding – Basic	61,508,510	57,393,542	58,871,582	50,902,931

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Audited)

	For the Years Ended December 31,
	2024	2023
ASSETS
Cash, cash equivalents and restricted cash	$40,756,138	$43,823,192
Short-term investments	$11,036,857	$32,388,130
Total Assets	$118,845,673	$82,059,957

Total Liabilities	$34,188,723	$11,917,528
Accumulated deficit	$(339,630,033)	$(321,700,013)
Total Stockholders’ Equity	$84,656,950	$70,142,429

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	For the Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(17,930,020)	$(46,339,227)
Net cash used in operating activities	(50,614,653)	(38,409,480)
Cash Flows Used in Investing Activities:
Net cash provided by (used in) investing activities	21,230,713	(17,061,685)
Cash Flows from Financing Activities:
Net cash provided by financing activities	26,318,595	55,916,804
Net (Decrease) Increase in Cash and Cash Equivalents	(3,067,054)	448,447
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	43,823,192	43,374,745
Cash and Cash Equivalents and Restricted Cash - End of Period	$40,756,138	$43,823,192

CORMEDIX INC. AND SUBSIDIARIES

Non-GAAP Reconciliations

(Unaudited)

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Net income (loss)	$13,464,404	$(17,930,020)
Adjusted to add (deduct):
Interest expense (income), net	(500,377)	(2,542,387)
Provision for (benefit from) income taxes	-	(1,394,770)
Depreciation and amortization	133,675	309,781
EBITDA (Non-GAAP)	$13,097,702	$(21,557,396)
Adjusted to add (deduct):
Stock-based compensation expense	1,193,908	6,129,408
Sales force reorganization expense	1,055,300	1,055,300
Other Income	(20,000)	(520,000)
Adjusted EBITDA (Non-GAAP)	$15,326,910	$(14,892,688)